Exhibit 10.7
     FIRST AMENDMENT (the “Amendment”) to the various Restricted Stock Award Agreements (the “RS Agreements”) by and between [                    ] (the “Executive”) and Phelps Dodge Corporation, a New York corporation (the “Corporation”), dated as of                         , 2006. Terms used without definition herein shall have the respective meanings set forth in the applicable RS Agreement or the Corporation’s 2003 Stock Option and Restricted Stock Plan (the “Plan”).
     WHEREAS, the Corporation has granted awards of Restricted Stock to the Executive pursuant to the Plan or a predecessor plan (as evidenced by the RS Agreements) for the purpose of incentivizing the Executive to improve the performance of the Corporation and create value for its shareholders;
     WHEREAS, each share of Restricted Stock is governed by the terms of the applicable RS Agreement and the Plan;
     WHEREAS, the Corporation expects to enter into a definitive agreement dated on or about June 25, 2006 (the “Combination Agreement”) pursuant to which the Corporation will combine with Inco Limited pursuant to a plan of arrangement under the laws of Canada (the “Transaction”);
     WHEREAS, the consummation of the Transaction will constitute a Change of Control for purposes of the RS Agreement and the Plan; and
     WHEREAS, pursuant to and in accordance with Section 7 of the Plan, the Corporation and the Executive have determined that, in light of and subject to the consummation of the Transaction, it is in the mutual best interests of the Corporation, its shareholders and the Executive to amend the RS Agreements to modify certain of the Executive’s rights and entitlements under the RS Agreements and the Plan and to make the other changes set forth in this Amendment.
AMENDMENT
     NOW THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Corporation and the Executive hereby agree as follows:
1.	This Amendment shall be effective as of the Effective Time (as such term is defined in the Combination Agreement). In the event that the Combination Agreement is terminated prior to the occurrence of the Effective Time or if the Effective Time does not otherwise occur on or prior to January 1, 2007, this Amendment shall be null and void ab initio and shall have no force or effect.
The parties hereto acknowledge and agree that the Amendment shall apply solely with respect to the Transaction and shall not apply with respect to any other transaction (including, without limitation, any transaction that is consummated subsequent to the Transaction) that, if consummated, would constitute a Change of Control for purposes of the RS Agreements and the Plan.

2.	Section 3 of each RS Agreement is hereby amended by deleting the following phrases as may be applicable “(except for a termination occurring within 6 months of the Grant Date on account of your Disability or Retirement),” “(except for a termination occurring within 6 months of the Grant Date on account of your Disability),” and “(except for a termination that occurs within 6 months of the Grant Date)”.
3.	Section 4 of each RS Agreement is hereby deleted in its entirety and replaced by the following new Section 4:
     “4. Change of Control. In the event your employment with the Corporation or any Subsidiary terminates by reason of a Qualifying Termination (as defined below) within two years of a Change of Control (as defined below) of the Corporation, any Restricted Period still in effect shall lapse.
     For purposes of this award:
     A “Change of Control” shall have the meaning set forth in the Plan.
     A “Qualifying Termination” means a termination of your employment with the Corporation or any Subsidiary of the Corporation (under circumstances where you are no longer employed by the Company or any Subsidiary) (i) by you for Good Reason (as defined below), (ii) by the Corporation or a Subsidiary without Cause )(as defined below) and (iii) prior to your death, Disability or Retirement.
          a. Cause. For purposes of the definition of Qualifying Termination, “Cause” shall mean willful misconduct in the performance of your duties which results in a material detriment to the Corporation, and is subsidiaries, taken as a whole.
     b. Good Reason. For purposes of the definition of Qualifying Termination, “Good Reason” means a termination by you of your employment with the Corporation and its Subsidiaries on account of one or more of the following events (and you have not agreed to such event in writing):
     (i) a material reduction in the duties and responsibilities held by you immediately prior to such Change of Control;
     (ii) a reduction by the Corporation or any Subsidiary of your base salary or target bonus opportunity under the Corporation’s Annual Incentive Compensation Plan (or any successor plan thereto) as in effect immediately prior to such Change of Control;
     (iii) a material reduction in the aggregate level of benefits from those provided to you immediately prior to the Change of Control under the Corporation’s employee benefit plans and programs, not taking into account any reduction that is generally applicable to all employees eligible to participate in any such plan or program; or

     (iv) the Corporation’s or any Subsidiary’s requiring you to be based anywhere other than a location within 50 miles of his or her location immediately prior to such Change of Control.”
4.	The remaining provisions of each RS Agreement shall remain in full force and effect.
5.	Confidentiality. The Executive hereby agrees that he or she will not disclose to any person or entity (other than to his or her personal legal advisor on a need-to-know basis), the nature and content of any negotiations, discussions, presentations or other communications with respect to this Amendment or, prior to the public disclosure of this Amendment by the Corporation, the existence or the terms and conditions of this Amendment.
6.	Governing Law. This Amendment shall be governed by the laws of the State of New York.
          IN WITNESS WHEREOF, the Corporation has duly executed this Amendment by its authorized representative and the Executive has hereunto set [his] [her] hand, in each case as of the date of this Amendment.

PHELPS DODGE CORPORATION

By:

Name:
Title:

EXECUTIVE:

[Name]
[Title]

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